Exhibit 4.5

NOTE PURCHASE AND ASSIGNMENT AGREEMENT

THIS NOTE PURCHASE AND ASSIGNMENT AGREEMENT (this “Agreement”) is dated as of June 9, 2026, by and between SRX HEALTH SOLUTIONS INC., a Delaware corporation (“Seller”), and SMARTKEM, INC., a Delaware corporation (“Purchaser”).

WHEREAS, Ferrox Critical Minerals, a British Virgin Islands company (the “Company”) executed a Convertible Promissory Note, dated March 12, 2026 (the “Note”), payable to the Seller in the principal amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) with an interest rate equal to 10% per annum;

WHEREAS, Seller has agreed to transfer and assign to Purchaser, and Purchaser has agreed to accept from Seller all of Seller’s right, title and interest in and to the Note (the “Transferred Interest”); and

WHEREAS, the Seller has agreed to execute this Agreement to facilitate the transfer and assignment of the Transferred Interest from Seller to Purchaser.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Assignment. Seller hereby assigns, transfers and sets over to Purchaser all of Seller’s right, title, benefit, privileges and interest in and to the Note to have and to hold the same unto Purchaser and its successors and assigns.
2.Assumption. Purchaser hereby accepts the right, title, benefit, privileges and interest of Seller in and to the Note and assumes all of Seller’s burdens, obligations and liabilities arising from and after the date hereof with respect to the Transferred Interest.
3.	Consideration.The purchase price for the Transferred Interest shall be

$1,500,000.00, payable by Purchaser to Seller by wire transfer of immediately available funds on the date hereof.

4.Relinquishment. Effective as of the date of this Agreement, the Seller acknowledges and agrees that it shall have no further rights with respect to the Note and the Transferred Interest, shall not be entitled to receive any distribution or benefit in respect thereof and shall not otherwise be entitled to receive value for or in respect of the Transferred Interest.
5.Representations and Warranties of Seller. Seller has the full legal right, power and all authority to enter into, execute and deliver this Agreement, to perform fully its obligations hereunder and consummate the transactions contemplated hereby. The Transferred Interest is free and clear of all claims, liens and other encumbrances. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

6.Further Assurances. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Agreement.
7.Entire Agreement and Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. This Agreement may not be modified or amended except by a written agreement executed by all of the signatories hereto.
8.Successors and Assigns. This Agreement shall apply to and be binding in all respects upon, and shall inure to the benefit of, the successors and permitted assigns of the parties hereto.
9.Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of New York without regard to the conflict of laws principles of any jurisdiction, all rights and remedies being governed by such laws.
10.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement on the date first above written.

SELLER:

SRX HEALTH SOLUTIONS INC.

By: /s/ Michael Young

Name: Michael Young

Title: Authorized Signatory

PURCHASER:

SMARTKEM, INC.

By: /s/ Ian Jenks

Name: Ian Jenks

Title: Chief Executive Officer

ACKNOWLEDGMENT OF CONSENT TO ASSIGNMENT

By this Acknowledgment, the Company hereby consents to the assignment by Seller to Purchaser of all right, title and interest of Seller in and to the Note between Seller and the Company, and the assumption by Purchaser of all of the obligations of Seller under the Note from and after the date of execution of this Agreement.

IN WITNESS WHEREOF, Ferrox Critical Minerals has executed this Acknowledgment as of June 9, 2026.

FERROX CRITICAL MINERALS

By: /s/ Terrence Duffy

Name: Terrence Duffy

Title: Director